SECOND AMENDMENT TO LEASE

      THIS SECOND AMENDMENT TO LEASE (the "Second Amendment") dated as of the 13th day of January, 2003, between BOI I, L.L.C., a New Jersey limited liability company ("Landlord"), having an office c/o Advance Realty Group, Inc., 1430 State Highway 206, Suite 100, Bedminster, New Jersey 07921, and TECKER CONSULTANTS, LLC, a New Jersey limited liability company ("Tenant"), having an address at 427 Riverview Plaza, Trenton, New Jersey 08611.

                              W I T N E S S E T H:

      WHEREAS, The Flynn Company ("Flynn"), as Rent Receiver for River View Executive Park, Inc. on behalf of Colony NYRO Partners, L.P. ("Colony") and Tenant entered into a Lease dated as of October 31, 1994 (the "Original Lease"), which Original Lease was modified by First Amendment to Lease dated as of November 24, 1999 (collectively, the "Lease"), pursuant to which Tenant leased, and is presently in possession of, premises containing an agreed-upon one thousand nine-hundred nine (1,909) rentable square feet (the "Demised Premises") in that certain building now known as Riverview Plaza and located in Trenton, New Jersey (the "Building"); and

      WHEREAS, Colony conveyed its interest in the Building and the land on which it is located (the "Land") to Bedcap Opportunity Investors, L.L.C., which subsequently conveyed its interest in the Building and the Land to Landlord; and

      WHEREAS, the term of the Lease is scheduled to expire on October 31, 2004; and

      WHEREAS, Tenant desires to extend the Term of the Lease and Landlord is willing to extend the Term of the Lease, subject to the terms and provisions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

      1. Capitalized Terms. Unless otherwise expressly defined in this Second Amendment, capitalized terms shall have the meaning ascribed to them in the Lease.

      2. Extension of Lease Term. The Term of the Lease is hereby extended for three (3) years and two (2) months, so that the Lease shall now expire at 6:00 p.m. on December 31, 2007 (unless sooner terminated pursuant to the provisions of the Lease). Any reference to the "Term" of the Lease shall mean the initial Term as previously extended, as same is being further extended pursuant to this Second Amendment. Tenant hereby acknowledges that except as expressly set forth in Section 3 below, Landlord is not performing any work to the Demised Premises or providing to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements and Tenant is extending the Lease Term of the Demised Premises in its "AS IS, WHERE IS" condition.


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

      3. Landlord's Work. (a) Provided that Tenant is not in default under any of the terms and conditions of the Lease, Landlord shall, within a reasonable period of time after the date hereof, perform the work to the Demised Premises as set forth on Exhibit A attached hereto and made a part hereof ("Landlord's Work"). Landlord shall be responsible for the cost of Landlord's Work up to the sum of Thirteen Thousand, Two Hundred Twenty-Eight and 00/100 ($13,228.00) Dollars, with all additional cost, if any, to be borne by Tenant as set forth herein. Conversely, if the cost of Landlord's Work is less than $13,228.00, Tenant shall not be entitled to any portion of such excess monies. Tenant shall pay the additional cost of Landlord's Work, as initially determined by Landlord, prior to and as a condition of Landlord's commencement of Landlord's Work. In the event that the additional cost, as finally determined, exceeds the amount initially determined by Landlord prior to commencing Landlord's Work, Tenant shall remit to Landlord the full amount of such excess sum within twenty (20) days after receipt of an invoice therefor. The additional cost of Landlord's Work shall constitute additional rent under the Lease.

            (b) Tenant acknowledges that Landlord's Work will be performed while Tenant is conducting business from the Demised Premises and could materially, adversely interfere with the conduct of Tenant's business. Accordingly, Tenant expressly agrees that (i) Landlord shall not be liable in any way for any injury, loss or damage as a result of the performance of Landlord's Work, and
(ii) the performance of Landlord's Work shall not entitle Tenant to any abatement of rent. In amplification of the foregoing, and not in limitation thereof, Tenant expressly waives any right it might otherwise have to claim that the performance of Landlord's Work constitutes a constructive eviction, even if Tenant must temporarily interrupt its business in the Demised Premises in order to accommodate Landlord's construction schedule.

            (c) Tenant agrees that it shall cooperate with all reasonable requests of Landlord (by way of example and not in limitation thereof, moving furniture, safeguarding files, and not performing any Tenant work that could interfere with Landlord's Work) in order to facilitate the completion of Landlord's Work. Landlord agrees to use good faith efforts to complete Landlord's Work within a reasonable period of time after the date hereof, subject to force majeure. However, if the substantial completion of Landlord's Work is delayed due to (i) any act or omission of Tenant or Tenant's agents, contractors, employees or invitees, or (ii) any failure by Tenant or Tenant's agents, contractors, employees or invitees to comply with any requirements of Landlord's construction schedule, or (iii) any failure by Tenant or Tenant's agents, contractors, employees or invitees to cooperate with Landlord or Landlord's agents, then any such delay shall constitute "Tenant Delay(s)." Landlord shall have no liability for any failure to substantially complete Landlord's Work within a reasonable period of time after the date hereof if the performance of Landlord's Work is in any way hindered or prevented as a result of Tenant Delay.

            (d) All costs and expenses incurred by Landlord in connection with Landlord's Work shall immediately become due and payable upon a default under the Lease.

      4. Fixed Rental. Commencing on January 1, 2003, Tenant shall pay to Landlord annual fixed rental which shall accrue as follows:


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

Year                       Per Square Foot        Annual            Monthly
----                       ---------------        ------            -------

1/1/03 to 12/31/03         $20.50                 $39,134.50        $3,261.21
1/1/04 to 12/31/04         $21.50                 $41,043.50        $3,420.29
1/1/05 to 12/31/05         $22.50                 $42,952.50        $3,579.38
1/1/06 to 12/31/06         $23.50                 $44,861.50        $3,738.46
1/1/07 to 12/31/07         $24.50                 $46,770.50        $3,897.54

      5. Lease Amendments. From and after the date hereof, the Lease shall be amended as follows:

            (a) Operating Costs. Section 5 of the Lease is amended to delete the language beginning with the phrase "The base year shall be. . . "on page 4 of the Original Lease, and continuing through the remainder of the paragraph, and inserting the following in its place:

            On or about January 1 of each lease year, Landlord shall send to Tenant a statement ("Landlord's Estimate") of projected Operating Costs for the applicable lease year. Landlord shall indicate, as part of Landlord's Estimate, what Tenant's Proportionate Share of the Operating Overage shall be, said amount to be paid in equal monthly installments (rounded up to the nearest whole dollar) in advance by Tenant. If during the course of any lease year Landlord has reason to believe that the Operating Costs shall be higher than Landlord's Estimate, then Landlord shall have the right, but not the obligation, to adjust Landlord's Estimate by a lump sum invoice for the months of the lease year which precede the revised projections, and in addition, to advise Tenant of any adjustment in future monthly amounts with the end result that Operating Costs shall be on a reasonably current basis each lease year.

            Within one hundred twenty (120) days following the end of each lease year, or as soon thereafter as reasonably feasible, Landlord shall send to Tenant a statement of expenses incurred for the prior lease year showing the pro rata share of the Operating Overage due from Tenant based on Tenant's Proportionate Share. For each lease year, in the event that the amount previously paid by Tenant for the Operating Overage exceeds the amount that was actually due based upon actual year end Operating Costs, then provided Tenant is not in default hereunder, Landlord shall credit the amount of such overcharge to Tenant's future rental payments until Tenant has been fully credited with the overcharge. In the event Landlord has undercharged Tenant, then Landlord shall send Tenant an invoice reflecting the additional amount due, which amount shall constitute Additional Rent and shall be paid in full by Tenant within thirty
            (30) days of receipt of such invoice. With respect to the last lease year of the Term, Landlord's refund and Tenant's payment obligations hereunder shall survive the expiration or earlier termination of this Lease.


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

            (b) Insurance. Section 6(c) of the Original Lease is amended to replace the reference to "Two Hundred Fifty Thousand ($250,000.00) Dollars" with "Five Hundred Thousand ($500,000.00) Dollars."

            (c) Indemnity and Liability for Injury and Loss. Section 13(b) is amended to replace the period at the end of the sentence with a comma, and add the following: "and for all liability with respect to incidents occurring at the Building or on the Land as a result of the act, omission or neglect of Tenant or Tenant's agents, contractors, employees or invitees."

            (d) Assignment and Subletting. Section 16 is amended by adding the following sentence at the end thereof: "Notwithstanding anything contained herein, if this Lease is assigned (or all or a portion of the Demised Premises are subleased) to an affiliate, parent or subsidiary of Tenant and such entity shall no longer (i) control, (ii) be under common control with, or (iii) be under the control of Tenant (or any permitted successor by merger or consolidation as provided herein), same shall be deemed an assignment or sublease pursuant to the provisions of the Section 16 for which Landlord's consent shall be required."

            (e) Notices. Section 20(a) of the Original Lease and Section 8 of the First Amendment to Lease are amended to that provide any notices sent to Landlord shall be addressed as follows:

                              BOI, L.L.C.
                              c/o Advance Realty Group, Inc
                              1430 State Highway 206
                              Suite 100
                              Bedminster, NJ 07921
                              Attn: Mr. Kurt Padavano, Senior Vice President

With duplicate copies to:     BOI, L.L.C.
                              c/o Advance Realty Group, Inc.
                              1430 State Highway 206
                              Suite 100
                              Bedminster, NJ 07921
                              Attn: Mr. Dean Lundahi, Senior Vice President

                              and

                              Sills Cummis Radin Tischman Epstein & Gross, P.A. One Riverfront Plaza
                              Newark, NJ 07102
                              Attn: Ted Zangari, Esq.

Any notice sent pursuant to the provisions of the Lease shall be deemed effective upon receipt or rejection thereof.


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

            (f) Waiver of Subrogation. Section 20(j) of the Original Lease is deleted in its entirety and replaced with the following:

            "Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property covered by any insurance required by this Lease or any other insurance it may elect to carry, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, provided, however, that this release shall be applicable and in force and effect only with respect to any loss or damage occurring during such time as the policy or policies of insurance covering said loss shall contain a clause or endorsement to the effect that this release shall not adversely affect or impair said insurance or prejudice the right of the insured to recover thereunder. Landlord and Tenant shall each have such clause in its respective all-risk property insurance policies if available without extra charge, and if there be a charge, shall notify the other party and, in such event, shall have the clause if the other party agrees to pay such extra charge. In the event either party is a self-insurer or maintains a deductible, then the self-insuring party or party maintaining the deductible hereby releases the other party from any liability arising from any event which would have been covered had the required insurance been obtained and/or the deductible not been maintained."

            (g) Option to Renew. Section 26 of the Original Lease and Section 9 of the First Amendment to Lease are deleted in their entirety and replaced with the following:

            "Provided that no default by Tenant exists hereunder either as of the date Tenant notifies Landlord of its election to extend the Term or at any time prior thereto, Tenant may extend the Term of this Lease for one (1) period of five (5) years (hereinafter referred to as the `Renewal Term'), subject to the following terms and conditions:

            (i) Tenant must be in occupancy of the entire Demised Premises at the time of Tenant's notice to exercise the renewal option. If Tenant is not in occupancy of the entire Demised Premises at any time between the date of Tenant's notice to exercise the renewal option and the date of the beginning of the Renewal Term, Landlord may, at its option, nullify Tenant's exercise of the renewal option.

            (ii) Tenant shall notify Landlord of its election to renew the Term by giving Landlord notice thereof not more than fifteen (15) months, nor less than twelve (12) months, prior to the expiration of the Term, time being of the essence. All of the provisions of this Lease (other than the amount of Fixed Rental payable hereunder) shall apply during the Renewal Term.

            (iii) The annual Fixed Rental during the Renewal Term shall be the greater of (a) the annual Fixed Rental in effect during the twelve
            (12) month period preceding the commencement of the Renewal Term arid (b) the "fair market rent" for the Demised Premises at the time of the commencement of the Renewal Term. The term "fair market rent" shall be the rent generally payable in Mercer County, New Jersey for


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

            equivalent space in an office building of approximately the same age, location, quality, size and condition as the Building. __ giving due consideration to the location of the Demised Premises in the Building, the length of the Term of the Lease, and all other factors that would reasonably be relevant to a third-party tenant desiring to lease the Demised Premises for the Renewal Term. Within thirty (30) days after the exercise by Tenant of its option to renew, Landlord shall notify Tenant of Landlord's determination of the annual Fixed Rental during the Renewal Term. If Tenant desires to dispute Landlord's determination then Tenant shall, within thirty
            (30) days after receipt thereof, submit to Landlord a written appraisal of the fair market rent for the Demised Premises by an appraiser who is a member of the American Institute of Real Estate Appraisers, having at least seven (7) years' experience in appraising commercial real estate in Mercer County, New Jersey (a "Qualified Appraiser"). If Landlord disagrees with the fair market rent determined by Tenant's Qualified Appraiser, then within forty-five (45) days of its receipt of such appraisal, Landlord shall submit to Tenant a written appraisal of the fair market rent for the Demised Premises by a Qualified Appraiser selected by Landlord. If Landlord's and Tenant's Qualified Appraisers do not agree upon the fair market rent but are apart by less than three (3%) percent, then the fair market rents determined by both shall be averaged; otherwise, Landlord and Tenant's Qualified Appraiser shall mutually agree upon an independent Qualified Appraiser to determine such fair market rent. If the parties are unable to agree upon such independent appraiser, either party may request the American Arbitration Association in Mercer County, New Jersey, to appoint such independent appraiser. The independent appraiser shall select either the determination of fair market rent by Landlord's Qualified Appraiser or the determination of fair market rent by Tenant's Qualified Appraiser, which determination shall be binding upon both Landlord and Tenant. The parties shall be responsible for the cost of their own Qualified Appraiser and shall share equally in the cost of any independent third Qualified Appraiser. Pending resolution of the issue of fair market rent, Tenant shall pay to Landlord as of the commencement of the Renewal Term, the Fixed Rental as determined by Landlord. In the event that it is established that the Fixed Rental is less than the Fixed Rental paid by Tenant prior to a final determination under the preceding sentence, then provided Tenant is not then in default hereunder, Landlord shall reimburse Tenant any such overpayment of Fixed Rental within thirty (30) days of such final determination. In the event that it is established that the Fixed Rental is greater than the Fixed Rental paid by Tenant prior to a final determination as set forth herein, Tenant shall pay to Landlord, within 30 days of such final determination, the difference between the Fixed Rental as set forth in Landlord's initial determination and the Fixed Rental as finally determined, with respect to all months of the Renewal Term which elapsed prior to such final determination.


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

            (iv) Upon final determination of Fixed Rental to be paid during the Renewal Term as hereinabove provided, Landlord and Tenant shall enter into a lease amendment to reflect same; however, neither Landlord's failure to request such an amendment nor Tenant's failure to execute such an amendment shall effect the validity of the determination of Fixed Rental as set forth herein.

            (v) The option to renew granted to Tenant is personal to the initial named Tenant and may not be exercised by or assigned to, whether voluntarily or involuntarily, other person or entity.

      6. Broker. Tenant represents and warrants to Landlord that in connection with this Second Amendment it has not employed or dealt with any broker, agent or finder, and Tenant hereby indemnifies and holds Landlord harmless from and against any and all costs, claims, losses, liabilities and expenses (including, without limitation, reasonably attorneys' fees and disbursements) arising out of any breach of the foregoing representation.

      7. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that, to the best of its knowledge, it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease, as amended herein, is and remains in good standing and in full force and effect; (b) neither Landlord nor Tenant is in default of any of its obligations under the Lease, nor has any event occurred which, with the giving of notice or the passage of time or both would constitute a default by Landlord or Tenant under the Lease, and (e) Tenant has no claims, counterclaims, set-off's or defenses against Landlord arising out of the Lease or this Second Amendment or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

      8. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect, and the Lease, as an-tended hereby, shall be binding upon Landlord and Tenant and their respective successors and assigns. This Second Amendment shall be governed by the laws of the State of New Jersey.

      9. Conflicts. If any inconsistency exists or arises between the terms of this Second Amendment and the terms of the Lease, the terms of this Second Amendment shall prevail.

      10. Voluntary Agreement. Tenant represents that it is represented by legal counsel of its choice or, if it is not represented by legal counsel, that the decision not to be represented by legal counsel is a decision that it has freely made, that it is fully aware of the terms contained in this Second Amendment, and has voluntarily and without coercion or duress of any kind, entered into this Second Amendment.

      11. No Further Options. Tenant acknowledges that the extension of the Lease Term as set forth in Section 2 of this Second Amendment and Tenant's renewal option as set forth in Section 5(g) of this Second Amendment are in lieu of Tenant's renewal option as set forth in Section 9 of the First Amendment to Lease. Tenant expressly acknowledges and agrees that it does not have any further right or option to extend or renew the Term of the Lease. Tenant further acknowledges and agrees that it has no option or other right to purchase the Demised Premises, the Building or the Land, or to expand the Demised Premises.


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

      12. Prior Agreements. This Second Amendment supersedes any term sheet or prior agreement, whether in writing or oral, delivered to Tenant or any person or entity acting on behalf of Tenant with respect to the matters set forth herein, and any such prior agreement is hereby merged into this Second Amendment.

      13. Construction of Agreement. The parties hereto agree that the terms and of this Second Amendment were the result of negotiations between the parties and, as a result, there shall be no presumption that ambiguities, if any, in this Second Amendment shall be resolved against any party. Any controversy over the construction of this Second Amendment shall be decided neutrally, in light of its conciliatory purposes, and without regard to authorship or negotiation.

      14. Effectiveness. From the date hereof until the Term of the Lease expires or sooner terminates according to its terms, the Lease, as modified by this Second Amendment, shall govern and control the rights and obligations of Landlord and Tenant. Notwithstanding anything herein to the contrary, any rights or obligations of the parties which, by the terms of the Lease survive the expiration or termination of the Lease, shall survive such expiration or termination.

      15. Counterparts. This Second Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                          BOI, L.L.C.
                                          a New Jersey limited liability company

WITNESS:                                  By: Advance Plaza, Inc., a New Jersey
                                          corporation, its Managing Member

                                          By: /s/ Dean O. Lundahl
---------------------------                   ---------------------------
                                              Dean O. Lundahl
                                              Senior Vice President


                                          TECKER CONSULTANTS, LLC

                                          By: /s/ Glenn H. Tecker
                                              ---------------------------
                                              Glenn H. Tecker
                                              Manager


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

                                   EXHIBIT A

                                LANDLORD'S WORK

[Floor Plan]


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